Exhibit 10.26

THE CLOROX COMPANY
NON-EMPLOYEE DIRECTORS EQUITY AWARD POLICY

Effective as of November 15, 2017

The Board of Directors (the “Board”) of The Clorox Company (the “Company”) has approved this director compensation equity award policy (the “Policy”), which establishes an annual dollar limit on the value of equity-based awards covering shares of the Company’s common stock, par value $1.00 per share, that can be granted to a director of the Company who is not an employee of the Company (each, a “Non-Employee Director”) under The Clorox Company 2005 Stock Incentive Plan, as amended to date (or any successor plan) (the “Plan”), effective as of November 15, 2017.

The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all equity-based awards granted to any Non-Employee Director for service as a member of the Board during any single fiscal year of the Company (not including shares of common stock or deferred stock units granted in lieu of retainers or other cash payments for service as a Non-Employee Director), shall not exceed $500,000, with such limit to be increased to 2x the foregoing limit for the Non-Employee Director who serves as the lead director or independent chair of the Board.